Exhibit 5.1

Mylan N.V. Albany Gate, Darkes Lane, Potters Bar, Herts EN6 1AG, United Kingdom Subject to review of underlying documents and internal review	Stibbe N.V. Advocaten en notarissen Strawinskylaan 2001 P.O. Box 75640 1070 AP Amsterdam The Netherlands T +31 20 546 0 606 F +31 20 546 0 123 www.stibbe.com Date 27 February 2015
Mylan N.V. – Registration Statement on Form S-3

Ladies and Gentlemen,

(1)	We have acted as counsel with respect to matters of Netherlands law to Mylan N.V. (the “Company”) in connection with the filing by the Company under the Securities Act of 1933, as amended, of a Registration Statement on Form S-3 (the “Registration Statement”) with the United States Securities and Exchange Commission. The Registration Statement relates to the registration of 110,000,000 ordinary shares in the capital of the Company, nominal value EUR 0.01 each (the “Shares”, and each a “Share”), that were issued to Abbott Investments Luxembourg S.à.r.l., Abbott Established Products Holdings Gibraltar Limited and Laboratoires Fournier S.A.S. (together the “Abbott Subsidiaries”), pursuant to the Amended and Restated Business Transfer Agreement and Plan of Merger dated as of 4 November 2014 (the “Business Transfer Agreement”) by and among the Company, Mylan Inc., Moon of PA Inc. and Abbott Laboratories.

This opinion is furnished to the Company in order to be filed as Exhibit 5.1 to the Registration Statement.

(2)	For the purpose of this opinion, we have examined and relied upon photocopies or copies received by fax or by electronic means, or originals if so expressly stated, of the following documents:

(a)	the Registration Statement;

(b)	the Business Transfer Agreement;

(c)	the deed of incorporation of the Company dated 7 July 2014, and its Articles of Association (statuten) as amended on 27 February 2015 (the “Articles”), which according to the Extract (as defined below) are the Articles of the Company as currently in force;

(d)	an extract from the Trade Register of the Chamber of Commerce (Kamer van Koophandel, afdeling Handelsregister) relating to the Company dated the date hereof (the “Extract”);

The practice is conducted by Stibbe N.V. (registered with the Trade Register of the Chamber of Commerce under number 34198700). The general conditions of Stibbe N.V. are applicable and include a clause on limitation of liability. The general conditions have been deposited with the Amsterdam District Court and are available on request and free of charge. They can also be found at www.stibbe.com.

(e)	written resolutions of the general meeting of shareholders of the Company dated 9 February 2015 containing resolutions, inter alia, delegating to the managing board of the Company (the “Board”) of the power to issue shares in the capital of the Company and to limit or exclude any pre-emptive rights relating to such shares;

(f)	the minutes of a meeting of the Board held on 9 February 2015, resolving, inter alia, to issue the Shares, to exclude the pre-emptive rights in respect to the issuance of the Shares and to execute a deed of issuance substantially in the form of the Deed of Issuance (as defined below);

(g)	the deed of issuance (the “Deed of Issuance”) of the Shares to the Abbott Subsidiaries; and

(h)	a Company certificate dated the date hereof.

The resolutions referred to in paragraphs (2)(e) and (2)(f) above are hereinafter referred to the “Resolutions”.

(3)	In rendering this opinion we have assumed:

(a)	the legal capacity of natural persons, the genuineness of all signatures on, and the authenticity and completeness of all documents submitted to us as copies of drafts, originals or execution copies and the exact conformity to the originals of all documents submitted to us as photocopies or copies transmitted by facsimile or by electronic means and that all documents were at their date, and have through the date hereof remained, accurate and in full force and effect without modification;

(b)	that the information set forth in the Extract is complete and accurate on the date hereof and consistent with the information contained in the files kept by the Trade Register with respect to the Company, provided that, certain information, including the amendment of the Articles and the appointment of new directors on the date hereof, may not yet have been reflected in the Extract; and

(c)	that the Resolutions have not been annulled, revoked or rescinded and are in full force and effect as at the date hereof.

(4)	We have not investigated the laws of any jurisdiction other than the Netherlands. This opinion is limited to matters of the laws of the Netherlands as they presently stand and as they are interpreted in case law of the courts of the Netherlands and in administrative rulings, in each case published in printed form as at the date of this opinion. We do not express any opinion with respect to any public international law or the rules of or promulgated under any treaty or by any treaty organisation, other than any EC law provisions having direct effect. We express no opinion about matters of taxation.

(5)	Based upon and subject to the foregoing and to the further limitations and exceptions set forth herein, and subject to the absence of duress (bedreiging), fraud (bedrog), abuse of circumstances (misbruik van omstandigheden) or error (dwaling) in connection with the issue of any Share, we are as at the date hereof of the following opinion:

the Shares have been validly issued, fully paid and non-assessable.

(2)

(6)	The term “non-assessable” as used in this opinion means that a holder of a Share will not by reason of merely being such a holder, be subject to assessment or calls by the Company or its creditors for further payment on such share.

(7)	In this opinion, Netherlands legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. In the event of a conflict or inconsistency, the relevant concept shall be deemed to refer only to the Netherlands legal concepts described by the English terms.

(8)	As to matters of fact, we have relied upon oral and written representations and certificates or comparable documents of the management board and/or responsible officers and representatives of the Company.

(9)	This opinion and any issues arising under this opinion will be governed by the laws of the Netherlands.

(10)	This opinion may only be relied upon in connection with the transaction to which the Registration Statement relates.

(11)	We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters’’ in the Registration Statement. In giving such consent we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

Yours faithfully,

Stibbe N.V.

/s/ Manon Cremers	/s/ Fons Leijten

(3)